Exhibit 10.1

FORM OF LETTER AGREEMENT

December 29, 2020

New Mountain Guardian III BDC, L.L.C. 787 Seventh Avenue, 49th Floor New York, New York 10019

Re:	New Mountain Guardian III BDC, L.L.C. – Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to the Loan Authorization Agreement dated as of July 30, 2019, among New Mountain Guardian III BDC, L.L.C., a Delaware limited liability company (the “Fund”), and BMO Harris Bank N.A. (the “Lender”) (as amended, restated, supplemented or otherwise modified prior to date hereof, the “Loan Agreement”). All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Loan Agreement.

The parties hereto agree that immediately prior to giving effect to this letter agreement (this “Letter Agreement”), the Amount of Maximum Credit under the Loan Agreement is $105,151,424. The Fund has requested that the Lender agree to amend the Loan Agreement to, among other things, increase the Amount of Maximum Credit, and the Lender has agreed to so amend the Loan Agreement on following terms and conditions:

1.	The Section entitled “Amount of Maximum Credit” of the Loan Agreement shall be and hereby is amended and restated in its entirety to read as follows:

Amount of Maximum Credit: $135,357,110.00; provided, however, the Lender may, if requested by the Fund, elect in its sole and absolute discretion to increase the Amount of Maximum Credit to up to $250,000,000.00, it being understood that the Lender has no obligation to increase the Amount of Maximum Credit at any time.

2.	The Section entitled “Variable Interest Rate” of the Loan Agreement shall be and hereby is amended to add a new paragraph at the end of such Section to read as follows:

An available interest rate on the Loans is determined by reference to the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short term borrowings from each other in the London interbank market. In July, 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration for purposes of setting LIBOR. As a result, it is likely that, sometime in the future, LIBOR will not be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate for the Loans. Therefore, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. The Fund acknowledges that, in light of this eventuality, the Lender anticipates announcing a new benchmark reference rate with potential related spread adjustments (taking into account then-prevailing market conventions therefor) and other technical, administrative or operational amendments to the loan documentation.

Except for the amendments set forth herein, the Loan Agreement shall remain in full force and effect in accordance with its current terms. Delivery of executed counterparts of this Letter Agreement by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals.

[Signature Page Follows]

This Letter Agreement supersedes and replaces any other written agreement or prior oral discussion regarding the matters set forth herein. This Letter Agreement shall be governed by the laws of the State of New York.

Very truly yours,

BMO Harris Bank N.A.

By:
Name:
Its:

[Signature Page to Letter Amendment (December 2020) – New Mountain Guardian III BDC, L.L.C.]

Acknowledged and agreed to by:

New Mountain Guardian III BDC, L.L.C.

By:
Name:
Its:

[Signature Page to Letter Amendment (December 2020) – New Mountain Guardian III BDC, L.L.C.]